As filed with the Securities and Exchange Commission on February 10, 2004

Registration Statement No. 333-111833

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

PRE-EFFECTIVE
AMENDMENT No. 1 TO

FORM S-3

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

____________________________________

F.N.B. CORPORATION
(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	25-1255406 (I.R.S. Employer Identification No.)

ONE F.N.B. BOULEVARD
HERMITAGE, PENNSYLVANIA 16148
(724) 981-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

BRIAN F. LILLY
Chief Financial Officer
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

ROBERT C. SCHWARTZ, ESQ. Smith, Gambrell & Russell, LLP 1230 Peachtree Street, N.E., Suite 3100 Atlanta, GA 30309-3592 (404) 815-3758	FREDERICK W. DREHER, ESQ. Duane Morris LLP One Liberty Place Philadelphia PA, 19103-7396 (215) 979-1234

      Approximate date of commencement of proposed sale to the public: as soon as practicable following the effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUMMARY
RISK FACTORS
THE PLAN
Administrator of the Plan
Enrollment
Investment Options
Dividend Reinvestment
Optional Cash Investments
Purchase of Shares Through the Plan
Sale of Shares Held Under the Plan
Timing and Control
Independent Broker
Safekeeping of Your Stock Certificates and Book Entry
Gifts or Transfers of Shares
Issuance of Certificates
Plan Service Fees
Tracking Your Investments
Stock Splits, Stock Dividends and Other Distributions
Voting of Proxies
Responsibility of F.N.B. and Shareholder Services
Plan Modification or Termination
Change of Eligibility; Termination of Participation
U.S. FEDERAL INCOME TAX INFORMATION
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
EX-15.1 LETTER FROM ERNST & YOUNG LLP
EX-23.2 CONSENT OF ERNST & YOUNG LLP
EX-23.3 CONSENT OF PRICEWATERHOUSECOOPERS LLP

[LOGO]
F.N.B. CORPORATION
2,000,000 Shares
Common Stock

      We have adopted a dividend reinvestment and direct stock purchase plan to provide both existing shareholders and interested new investors a convenient and cost effective method to purchase shares of our common stock. You may begin participating in the plan by completing a plan enrollment form and returning it to Shareholder Services, the plan administrator. Our common stock is listed on the New York Stock Exchange under the symbol “F.N.B.” If you are currently participating in the plan, you do not need to take any action.

      Some of the significant features of the plan are as follows:

•	If you are not an existing shareholder, you may enroll in the plan by making an initial cash purchase of our common stock of between $1,000 and $10,000.

•	If you are a shareholder, you can participate in the plan by enrolling at least $1,000 of your shares of our common stock in the plan.

•	Once enrolled in the plan, you may purchase additional shares of common stock by automatically reinvesting all or any portion of the cash dividends paid on your common stock.

•	You may also purchase additional shares of common stock by making cash purchases of at least $50, up to $10,000 per month.

•	You may also make automatic monthly investments by authorizing electronic funds to be transferred from your banking or checking accounts. You may make an electronic fund transfer for as little as $50 per month, up to $10,000 per month.

•	Your purchase of shares of our common stock will be free of brokerage fees, commissions or charges. We will bear all expenses for any open market purchases.

•	We may sell newly issued shares under the plan or instruct the plan administrator to purchase shares in the open market or privately negotiated transactions, or elect a combination of these alternatives.

•	The purchase price of newly issued shares purchased under the plan will be the average of the high and low sales prices for our common stock quoted on the New York Stock Exchange on the day of purchase. The purchase price of any shares purchased on the open market will be the weighted average price per share for the purchase order in which the shares are purchased.

      Participation in the plan is entirely voluntary, and you may terminate your participation at any time. If you do not choose to participate in the plan you will continue to receive cash dividends, as declared, in the usual manner.

      In reviewing this prospectus, you should carefully consider the matters described under “Risk Factors” beginning on page 2.

      These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February ___, 2004

SUMMARY

      The following summary does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus before making a decision to invest in our common stock.

      Whenever we refer herein to “F.N.B.,” “us,” “we,” or “our,” we are referring to F.N.B. Corporation and its subsidiaries.

About This Prospectus

      This prospectus describes the F.N.B. Corporation Dividend Reinvestment and Direct Stock Purchase Plan. The plan provides a convenient way for current or prospective shareholders to purchase shares of our common stock without paying a brokerage commission.

      You do not have to be a current shareholder to participate in the plan. You can purchase your first shares of our common stock through the plan by making an initial purchase of at least $1,000.

      The plan is administered by the transfer agent and registrar for our common stock, Shareholder Services, a division of First National Bank of Florida.

F.N.B. Corporation

      We are a financial holding company registered under the Bank Holding Company Act of 1956, as amended. Through our subsidiaries, we provide retail, commercial and corporate banking services, as well as a variety of other financial services. Our principal executive office is located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, and our telephone number is (724) 981-6000. Our common stock is listed for trading on the New York Stock Exchange under the symbol “FNB.”

RISK FACTORS

      You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the market value of our common stock could decline, and you could lose all or part of your investment.

Our status as a holding company makes us dependent on dividends from our subsidiaries to meet our obligations.

      We are a holding company and conduct almost all of our operations through our subsidiaries. We do not have any significant assets other than the stock of our subsidiaries. Accordingly, we depend on the cash flows of our subsidiaries to meet our obligations. Our right to participate in any distribution of earnings or assets of our subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, our bank and trust company subsidiaries are limited in the amount of dividends they can pay to us without prior regulatory approval. Also, bank regulators have the authority to prohibit our bank and trust company subsidiaries from paying dividends if they think the payment would be an unsafe and unsound banking practice.

Interest rate volatility could significantly harm our business.

      Our results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of our earnings is our net interest income, which is the difference between income from interest-earning assets, such as loans, and expense of interest-bearing liabilities, such as deposits. A change in market interest rates will adversely affect our earnings if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest we collect on loans and investments. Consequently, we, along with other financial institutions generally, are sensitive to interest rate fluctuations.

Our results of operations are significantly affected by the ability of our borrowers to repay their loans.

      Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

•	credit risks of a particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, uncertainties as to the future value of the collateral.

      In the financial services industry, commercial/industrial, construction and commercial real estate loans generally present a greater risk of non-payment by a borrower than other types of loans. However, we have experienced the majority of our net charge-offs historically within the consumer installment loan category.

Our financial condition and results of operations will be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses.

      There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses is or will be sufficient to absorb actual loan losses. Loan losses could have a material adverse effect on our financial condition and results of operations. We attempt to maintain an appropriate allowance for loan losses to provide for estimated losses in our loan portfolio. We periodically determine the amount of the allowance for loan losses based upon consideration of several factors, including:

•	an ongoing review of the quality, mix and size of the overall loan portfolio;

•	historical loan loss experience;

•	evaluation of non-performing loans;

•	assessment of economic conditions and their effects on the existing portfolio; and

•	the amount and quality of collateral, including guarantees, securing loans.

Our financial condition may be adversely affected if we are unable to attract sufficient deposits to fund our anticipated loan growth.

      We fund our loan growth primarily through deposits. To the extent that we are unable to attract and maintain levels of deposits to fund our loan growth, we would be required to raise additional funds through public or private financings. We can give no assurance that we would be able to obtain these funds on terms that are favorable to us.

We could be adversely affected by changes in the law, especially changes deregulating the banking industry.

      We and our subsidiaries operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC. Regulations are generally intended to provide protection for depositors and customers rather than for investors. We are subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Deregulation could adversely affect the banking industry as a whole and may limit our growth and the return to investors by restricting such activities as:

•	the payment of dividends;

•	mergers with or acquisitions by other institutions;

•	investments;

•	loans and interest rates;

•	providing securities, insurance or trust services; and

•	the types of non-deposit activities in which our financial institution subsidiaries may engage.

      In addition, legislation may change present capital requirements, which would restrict our activities and require us to maintain additional capital. We cannot predict what changes, if any, federal and state agencies will make to existing federal and state legislation and regulations or the effect that such changes may have on our business.

Our results of operations could be adversely affected due to significant competition.

      We may not be able to compete effectively in our markets, which could adversely affect our results of operations. The banking and financial service industry in each of our market areas is highly competitive. The increasingly competitive environment is a result of:

•	changes in regulation;

•	changes in technology and product delivery systems; and

•	the accelerated pace of consolidation among financial services providers.

      We compete for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than do we. Competition with such institutions may cause us to increase our deposit rates or decrease our interest rate spread on loans we originate.

Certain provisions of our Articles of Incorporation and Bylaws and Florida law may discourage takeovers.

      Our Articles of Incorporation and Bylaws contain certain anti-takeover provisions that may make more difficult or expensive or may discourage a tender offer, change in control or takeover attempt that is opposed by the board of directors. In particular, our Articles of Incorporation and Bylaws:

•	classify our board of directors into three groups, so that shareholders elect only one-third of the board each year;

•	permit shareholders to remove directors only for cause;

•	do not permit shareholders to take action except at an annual or special meeting of shareholders;

•	require shareholders to give us advance notice to nominate candidates for election to the board of directors or to make shareholder proposals at a shareholders’ meeting;

•	permit our board of directors to issue, without shareholder approval, preferred stock with such terms as the board may determine; and

•	require the vote of the holders of at least 75% of the voting shares for shareholder amendments to our Bylaws.

      Under Florida law, the approval of a business combination with shareholders owning 10% or more of the voting shares requires the vote of holders of at least 2/3 of the voting shares not owned by such shareholder, unless the transaction is approved by a majority of the disinterested directors. Additionally, Florida law generally provides that shares of a corporation acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation’s disinterested shareholders.

      These provisions of our Articles of Incorporation and Bylaws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of our shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of the board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market value of our Common Stock, and may also inhibit increases in the trading price of our Common Stock that could result from takeover attempts or speculation.

THE PLAN

Administrator of the Plan

      We have designated the transfer agent and registrar for our common stock, Shareholder Services, a division of First National Bank of Florida, to administer the plan and act as agent for plan participants. Shareholder Services will hold shares for plan participants, keep records, mail statements, arrange for the purchase and sale of shares for plan participants as described below, and perform other duties required by the plan.

      You may contact Shareholder Services at the following address and telephone number:

Shareholder Services
P.O. Box 11929
Naples, FL 34101-1129

Telephone: 888-441-4362
Fax: 239-436-1673

Enrollment

      If you meet the requirements outlined below, you are eligible to participate in the plan, whether or not you presently own any shares of our common stock. If you live outside the United States, you should determine whether there are any governmental regulations that would prohibit your participation in the plan.

      If you do not currently own any shares of our common stock, you can join the plan by making an initial investment of between $1,000 and $10,000. You can join the plan by returning a completed enrollment form to Shareholder Services along with your check or money order payable to Shareholder Services. Shareholder Services will arrange for an independent broker to purchase shares for your account in the open market, and we will pay the sales commissions for you. Your account will be established and initial shares will be purchased for you within five days of Shareholder Services’ receipt of your enrollment form and initial investment. You will not receive any interest on amounts held pending investment. (See “Purchase of Shares Through the Plan” on page 7 and “Independent Broker” on page 8.)

      If you already own shares of our common stock and the shares are registered in your name, you may join the plan by returning a completed enrollment form to Shareholder Services and either making an initial cash investment of $1,000 or enrolling at least $1,000 of F.N.B. stock in the plan.

      If you already own shares of our common stock and the shares are held in “street name” through a brokerage, bank or other intermediary account, you may join the plan by transferring at least $1,000 of your F.N.B. stock to the plan. To do so, you must request that your broker arrange to have some or all of your stock registered in your name and submit an enrollment form to Shareholder Services requesting that the stock be transferred to the plan.

      Eligible employees, directors and advisory directors of F.N.B. or any of its affiliates not currently enrolled in the plan may enroll in the plan by completing the enrollment form and, if they wish to make purchases through payroll deduction or receive F.N.B. common stock in an amount equivalent to their directors’ fees, by signing a Payroll Deduction Authorization Form and returning the forms to the Personnel Department of the affiliate with which they are employed. Participation by employee participants electing the payroll deduction option will begin on the first payroll date after the Personnel Department has received the completed forms. Employees, directors and advisory directors of

F.N.B. and its affiliates may also participate without payroll deduction by forwarding an initial payment of at least $50 along with their enrollment form.

Investment Options

      Once enrolled in the plan, you will have the following options for acquiring additional shares of our common stock through the plan:

      Dividend Reinvestment. You may choose to reinvest all or a portion of the cash dividends paid on the shares in your plan account toward the purchase of additional shares of our common stock. You may change your dividend reinvestment election at any time, except between the record and payment dates for a dividend, by notifying Shareholder Services. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend (the record date is normally two weeks prior to the dividend payment date).

      If you elect to reinvest your dividends, you may choose to reinvest all of your cash dividends or a portion of your cash dividends. If you choose to reinvest less than all of your dividends, you must select one of the following options identified in the plan enrollment form:

•	Receive a cash dividend payment based on the number of full shares you specify, and reinvest the dividends on all remaining shares. This option allows you to receive a fixed amount of cash each quarter (assuming that the dividend paid on F.N.B. common stock is the same in each quarter).

•	Reinvest dividends based on the number of full shares you specify, and receive a cash dividend payment on all remaining shares. This option allows you to receive an increasing amount of cash each quarter (again, assuming that the dividend paid by F.N.B. is the same in each quarter).

      You may have all of your cash dividends remitted to you by check (via U.S. Mail) or by automatic deposit to your bank account.

      Optional Cash Investments. You can make your initial purchase of shares of our common stock to enroll in the plan or purchase additional shares of our common stock by using the plan’s optional cash investment feature and completing the appropriate part of the enrollment form. Following your initial purchase of F.N.B. plan shares, you may make additional investments of at least $50 at any one time, up to $10,000 per month. Interest will not be paid on amounts held pending investment. You may make your optional cash investments by either of the following three methods:

•	By Automatic Withdrawal from your Bank Account. If you wish to make regular purchases, you may authorize an automatic withdrawal from your bank account by completing the appropriate part of the enrollment form. This feature enables you to make ongoing investments without writing a check. You may elect to have funds automatically deducted from your account on a monthly basis on the first day of the month or on a semi-monthly basis on the first and fifteenth day of each month. If one of these dates falls on a bank holiday or weekend, funds will be deducted on the next business day. Please allow four to six weeks for the first automatic withdrawal to be initiated. You must notify Shareholder Services in writing to change or terminate automatic withdrawal.

•	By Check or Money Order. You may make optional cash purchases at any time by sending a check or money order payable to Shareholder Services. Optional cash purchases must be in U.S. dollars, and checks and money orders must be drawn on a U.S.

financial institution. Do not send cash. To facilitate processing of your purchase order, please use the transaction stub located on the bottom of your statement. Mail your payment and transaction stub to the address specified on the statement. You may not sell or withdraw shares purchased by check for a period of 14 days from the date Shareholder Services receives your check.

•	By Payroll Deduction (Eligible Employees of F.N.B. or its Affiliates only). The minimum contribution amounts described in this prospectus under the subheading entitled “Enrollment” (see page 5) are not applicable to contributions made by employee participants through payroll deduction. Employees of F.N.B. or its affiliates may elect to make regular purchases under the plan by authorizing an automatic deduction from their paychecks. The minimum payroll deduction permitted is $10 per pay period, and payroll deductions may be authorized in any amount in excess of the $10 minimum deduction so long as it is a multiple of $5. However, employee participants who elect to make optional cash purchases, but do not elect payroll deduction, are subject to the minimum and maximum contribution amounts applicable to plan participants generally as described in this prospectus under the subheading entitled “Enrollment” (see page 5).

An employee participant may increase or decrease the amount of or discontinue his or her authorized payroll deduction at any time by completing and signing the appropriate form and returning it to the Personnel Department.

Purchase of Shares Through the Plan

      Shareholder Services will arrange to acquire shares needed to effect purchases under the plan (including both shares purchased upon reinvestment of dividends and shares purchased with optional cash payments) either by using an independent broker that is not affiliated with F.N.B. (the “Independent Broker”) to effect such purchases in ordinary, open market transactions, or by purchasing the shares directly from F.N.B.

      All fractional shares purchased through the plan will be calculated to the third decimal place and credited to your account in book entry form.

      Pricing of Shares Purchased in the Open Market. For any plan shares purchased in the open market, your per share purchase price will be the weighted average price paid for all shares comprising the plan purchase order in which your shares were included. The Independent Broker will use its discretion to execute purchase orders in open market transactions so as to achieve “best execution” for each aggregate plan order. For this purpose, the Independent Broker may fill each aggregate plan order in more than one trade or on more than one day. Commissions and other fees incurred by the plan for such purchases will be paid on your behalf by F.N.B., but will be income to you for income tax purposes.

      Pricing of Shares Purchased Directly from F.N.B. For any plan shares purchased directly from F.N.B., your purchase price per share will be the average of the high and low sales prices of our common stock quoted on the New York Stock Exchange on the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the high and low sales prices of our common stock quoted on the New York Stock Exchange on the dividend payment date. If our common stock does not trade on the New York Stock Exchange on the day on which the shares are to be priced, then we will determine the price per share on the basis of such market quotations as we consider appropriate.

      In order to realize more efficient execution of purchase orders, Shareholder Services may hold any funds received from dividends on shares held in the plan for reinvestment and/or as funds received as initial or optional cash investments for a period of up to five business days and combine these funds into a single purchase order. No funds will be held by Shareholder Services for more than five business days prior to arranging for shares to be purchased with the funds, although, depending on the volume of orders received, Shareholder Services may complete such combined purchase order as frequently as daily. If shares are purchased for your plan account through such a combined purchase order, your per share purchase price will be determined as the weighted average purchase price for all shares included in the combined purchase order.

      No interest is paid on initial or optional cash investments pending the investment of such amounts in F.N.B. common stock.

Sale of Shares Held Under the Plan

      You may sell any number of shares held in your plan account in either of two ways. First, you may request certificates for your shares and arrange for the sale of the shares through a broker-dealer of your choice (See “Issuance of Certificates” on page 10). Second, you may request that Shareholder Services arrange for the sale of your shares in open market transactions (see “Independent Broker” below. Sale of your shares through Shareholder Services requires your payment of a transaction fee (see “Plan Service Fees” on page 11), and any applicable brokerage commission.

      In order to realize more efficient execution of sale orders, Shareholder Services may aggregate all sale orders received over any five business-day period into one combined sale order. In no event will Shareholder Services wait more than five business days to effect your sale order. If an Independent Broker is used to effect a sale order, such broker will use its discretion to achieve best execution. For this purpose, the Independent Broker may sell each combined sale order in more than one trade or in a series of trades on more than one trading day. The per-share sales price for shares sold for you as part of a combined sale order will be the weighted average price obtained for all shares sold in the combined sale order in which your shares were sold.

      For any sale of your plan shares through Shareholder Services, you will receive your portion of the proceeds of the sale less a sales transaction fee and applicable brokerage commission (see “Plan Service Fees” on page 11), and any required tax withholdings (see “U.S. Federal Income Tax Information” on page 12).

      Please note that if you do not purchase shares in the plan by automatic withdrawal or payroll deduction and your total holdings in the plan fall below a minimum number of shares (as established by Shareholder Services from time to time), Shareholder Services may in its sole discretion liquidate the balance of shares in your plan account and pay the proceeds to you, less any applicable fees, and close your plan account.

Timing and Control

      Because Shareholder Services will purchase or sell the shares on behalf of the plan, you will not have the authority or power to control the timing or pricing of these transactions. Therefore, you will bear the market risk associated with fluctuations in the price of our common stock. In other words, when you send in funds to purchase or a request to sell shares, the market price of our common stock may go down or up between the time you send in your order and the time your transaction is completed.

Independent Broker

      At our discretion, purchases and sales of shares of our common stock for plan participants will be effected either through a direct purchase from, or sale to, us or by an Independent Broker appointed by Shareholder Services.

      When Shareholder Services effects purchases or sales of shares for the accounts of plan participants by an Independent Broker, the Independent Broker will purchase or sell all such shares in ordinary, open market transactions over the New York Stock Exchange. Neither we nor Shareholder Services nor any of our other affiliates may exercise any control over any of the following aspects of transactions effected through an Independent Broker:

•	the number of shares to be purchased or sold for the plan by the Independent Broker (which number will be determined by the Independent Broker based on the number of shares required to fund dividend reinvestment for participants or optional cash purchases by plan participants since the most recent purchase of shares by the Independent Broker for plan participants or otherwise to complete sale orders requested by Shareholder Services);

•	the price at which shares are purchased or sold;

•	the timing of purchases or sales (except for the plan provisions requiring purchases or sales to occur at least weekly or, in the case of purchases to fund dividend reinvestment, on each dividend date);

•	the manner in which shares are purchased; or

•	the selection of any broker or dealer (other than the Independent Broker) through which purchases or sales may be effected.

Safekeeping of Your Stock Certificates and Book Entry

      Shares of our common stock purchased for your account under the plan will be maintained in your plan account in “book entry form.” This means you will not receive a stock certificate; rather a record of your ownership position will be maintained by computer or other electronic media. Certificates for shares held in book entry form under the plan will be issued only upon written request to Shareholder Services. (See “Issuance of Certificates” on page 10.) You will receive a quarterly statement detailing the status of your holdings. For more information, see “Tracking Your Investments” on page 11.

      In addition, you may use the plan’s safekeeping service (book entry form) to deposit your existing F.N.B. common stock certificates at no cost without being required to reinvest dividends or to make optional cash purchases. Safekeeping is beneficial because you greatly reduce the risk and cost associated with the loss, theft, or destruction of your stock certificates. If your shares are held by the plan in safekeeping, you will have the option of receiving cash dividends, reinvesting your dividends or taking advantage of the sale of shares and gift features of the plan.

      To use the plan’s safekeeping service, send your certificates to Shareholder Services by registered mail with written instructions to deposit them in safekeeping. Do not endorse the certificate or complete the assignment section. Please note that you will bear the full risk of loss in the event your certificates are lost prior to receipt by Shareholder Services.

Gifts or Transfers of Shares

      You can give or transfer F.N.B. shares to anyone you choose by any of the following methods:

•	Making an initial $1,000 cash investment or transfer of F.N.B. stock with a market value of $1,000 to a plan account established in the recipient’s name; or

•	Submitting an optional cash investment on behalf of an existing participant in the plan in an amount not less than $50 per investment, and not exceeding $10,000 per month; or

•	Transferring shares with $1,000 market value from your plan account to the recipient’s plan account; or

•	Authorizing an automatic withdrawal from your bank account of a specified amount (not less than $1,000 initially and $50 subsequently) to be contributed to the recipient’s plan account.

      The transfer of plan shares to another person’s plan account is subject to compliance with any applicable laws. To effect such a transfer, you must execute a stock assignment form, have your signature guaranteed by a financial institution participating in the Medallion Guarantee Program and return the stock assignment form to Shareholder Services. The Medallion Guarantee Program ensures that the individual signing the certificate or initiating the instruction is in fact the registered owner of the shares. A stock assignment form can be obtained from Shareholder Services. If the person to whom the shares are gifted or transferred is not a plan participant, Shareholder Services will open an account for the person and enroll him or her in the plan upon receipt of a completed enrollment form.

      You may not pledge or grant a security interest in plan shares or transfer plan shares outside of the plan unless certificates representing the shares have been issued to you by Shareholder Services.

      If you need additional assistance, please call Shareholder Services at 888-441-4362.

Issuance of Certificates

      You can withdraw all or some of the shares from your plan account by notifying Shareholder Services in writing. Certificates will be issued for whole shares only. In the event your request involves withdrawal of a fractional share, a check for the value of the fractional share as of the date of certification (less any applicable fees) will be mailed to you. You should receive your certificate and any accompanying check within two to three weeks of receipt of your request.

      Certificates will be issued in the name(s) in which the account is registered unless otherwise instructed. If the certificate is issued in a name other than the name(s) in which your plan account is registered, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee Program, as described above.

Plan Service Fees

      The following plan service fees are subject to change from time to time by Shareholder Services. When a fee is assessed, Shareholder Services will deduct the applicable fees and/or commissions from either cash being held pending investment or proceeds from a sale.

Enrollment fee	No charge
Purchase of shares	No charge
Sale of shares (partial or full)	$10.00 per sale transaction, plus brokerage commissions
Reinvestment of dividends	No charge
Optional cash investments via check or automatic investment	No charge
Gift or transfer of shares	No charge
Safekeeping of stock certificates	No charge
Certificate issuance	No charge
Returned checks and failed electronic funds transfers due to insufficient funds, stop pay orders, closed accounts, etc. (see “Insufficient Funds Assessments” below)	$30.00
Original statements	No charge
Duplicate statements
Current year	No charge
Prior calendar year periods	$25.00 flat fee per request

      Insufficient Funds Assessments. A fee will be assessed for any check that is returned or any electronic funds transfer that fails due to insufficient funds, stop pay order, closed account or due to other failure. By enrolling in the plan, you agree that in the event Shareholder Services purchases shares on your behalf and your payment for the shares fails due to insufficient funds, stop pay order, closed account or other failure, Shareholder Services may sell any shares held in your plan account in an open market transaction in order to collect the insufficient funds assessment and to recover any transactions costs and losses incurred by Shareholder Services in purchasing such shares.

Tracking Your Investments

      All participants in the plan will receive an annual account statement. Participants whose account has some activity (dividend reinvestment, purchase or sale of shares or enrollment or withdrawal of shares) in any quarter will receive a quarterly statement generally within 45 days after the end of the quarter. If you do not reinvest dividends and your plan account has no activity during any regular calendar quarterly period, you will not receive a quarterly statement until the next regular calendar quarter in which your account has activity. The statements will list information as to all transactions (including shares purchased, sold, deposited or transferred in previous quarters plus applicable purchase and sale prices, aggregate shares owned in the plan) for your account including year-to-date and other account information. Additionally, as soon as practicable following an optional cash purchase, sale of shares, gift, transfer or withdrawal of shares, you will receive a detailed confirmation of the transaction.

      You are responsible for maintaining your own record of the cost basis of the certificated shares deposited with Shareholder Services or purchased through the plan. Accordingly, you are urged to retain your account statements to establish the cost basis of shares purchased under the plan for income tax and other purposes (see “U.S. Federal Income Tax Information” on page 12.)

      You should notify Shareholder Services promptly in writing of any change in your name or address since all notices, account statements and reports will be mailed to you at your address of record.

Stock Splits, Stock Dividends and Other Distributions

      In the event dividends are paid in shares of F.N.B. common stock, or if F.N.B. common stock is distributed in connection with any stock split or similar transaction, your plan account will be adjusted to reflect the receipt of the F.N.B. common stock so paid or distributed.

Voting of Proxies

      Prior to any F.N.B. shareholders’ meeting, we will mail to you proxy materials, including a proxy card, which will allow you to vote by proxy all of the shares for which you hold certificates and the shares, full and fractional, held in your plan account. If you do not return a signed proxy card, your shares will not be voted at the meeting.

Responsibility of F.N.B. and Shareholder Services

      Neither we nor Shareholder Services nor any Independent Broker appointed to effect purchases or sales under the plan will be liable for any act or for any omission to act except in case of willful misconduct or gross negligence. This includes, without limitation, any claims of liability for:

•	failure to terminate your account upon your death prior to receiving written notice of such death; or

•	the prices at which or dates on which any plan transactions take place; or

•	any fluctuation in the market value of our common stock before or after your sale or purchase order to Shareholder Services is completed.

      Neither we nor Shareholder Services can assure you a profit or protect you against a loss on the shares you purchase or sell under the plan.

Plan Modification or Termination

      We reserve the right to change any administrative procedures of the plan at any time. We also reserve the right to amend, modify, suspend or terminate the plan at any time. You will receive notice of any such suspension, modification or termination.

Change of Eligibility; Termination of Participation

      We reserve the right to deny, suspend or terminate your participation in the plan if we determine, in our sole discretion, that you are using the plan for purposes inconsistent with the intended purpose of the plan. In such event, Shareholder Services will notify you in writing and will continue to safekeep your shares but will no longer accept cash investments or reinvest your dividends. Shareholder Services will issue to you upon written request a stock certificate evidencing your plan shares.

U.S. FEDERAL INCOME TAX INFORMATION

Dividend Income and Tax Basis for Participating Shareholders

      If you receive shares that are issued directly by F.N.B. through reinvestment of dividends under the plan, you will be treated as receiving a distribution equal to the fair market value of such shares, calculated as of the date when the shares are credited to your account. If you receive shares that were acquired in the open market, you will be treated as receiving a distribution equal to the amount of the cash dividend which you could have received if you had not participated in the plan. (See “Purchase of Shares Through the Plan” on page 7). Your tax basis of such shares will be equal to the amount of the distribution you are treated as receiving. If you acquire shares with optional cash payments (See “Optional Cash Investments” on page 6), the tax basis of shares purchased with optional cash payments will be equal to the amount of the optional payment that you made.

      You should consult your tax advisor regarding the tax consequences of account transactions. Certain tax information will be provided to you by the plan administrator. In addition, employee participants holding restricted shares issued under a benefit plan of F.N.B. imposing vesting, holding period or other restrictions on shares issued under such plan (a “Stock Plan”) should refer to the prospectus relating to the applicable Stock Plan for a discussion of the tax consequences of ownership of and transactions with respect to such shares.

Holding Period

      The holding period for common stock purchased through dividend reinvestment or optional cash payments begins on the date following the day on which the shares are credited to your account.

Dividend Withholding

      In the case of any shareholder as to whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose taxable income under the plan is subject to federal income tax withholding, we will reinvest dividends net of the amount of tax required to be withheld.

USE OF PROCEEDS

      Any proceeds to us from the sale of shares of common stock pursuant to the plan will be used for general corporate purposes, including investments in and advances to our subsidiaries.

PLAN OF DISTRIBUTION

      Shareholder Services will arrange to acquire shares needed to effect purchases under the plan (including both shares purchased upon reinvestment of dividends and shares purchased with optional cash payments) either by using the Independent Broker to effect such purchases in ordinary, open market transactions, or by purchasing the shares directly from F.N.B. Our only efforts to solicit purchases under the plan will be to mail this prospectus to our shareholders and respond to any requests made by our shareholders or others regarding participation in the plan.

     Persons who acquire shares of our common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under some circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to this person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with the person regarding the person’s purchase of the shares or any resale or distribution thereof. We may, however, approve requests for optional cash purchases by those persons in excess of allowable maximum limitations. If requests are submitted for any investment date for an aggregate amount in excess of the amount that we are willing to accept, we may honor the requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

LEGAL MATTERS

      James G. Orie, our Chief Legal Officer, has rendered an opinion regarding the validity of the our common stock covered by this prospectus.

EXPERTS

      The consolidated financial statements of F.N.B Corporation and subsidiaries at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002,incorporated by reference in F.N.B. Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference which, as to the year 2000 is based in part on the report of PricewaterhouseCoopers LLP, independent auditors. PricewaterhouseCoopers LLP audited portions constituting 32% of net interest income in 2000. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

      The audited financial statements of Promistar Financial Corporation, not separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent auditors, whose report thereon is incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2002, as amended. Such financial statements, to the extent they have been included in our financial statements, have been so incorporated in reliance on the report of such independent auditors given on the authority of said firm as experts in auditing and accounting.

      With respect to the unaudited condensed consolidated interim financial information for the three-month, six-month and nine-month periods ended March 31, June 30 and September 30, 2003 and 2002,

incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in F.N.B. Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

ADDITIONAL INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the public reference room. Our SEC filings are also available to the public from commercial document retrieval services, at the website maintained by the SEC at www.sec.gov and at our website at www.fnbcorporation.com.

      We have filed a Registration Statement on Form S-3 to register with the SEC the common stock offered under this prospectus. This prospectus is part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

      The SEC allows us to “incorporate by reference” certain information in this prospectus, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in the prospectus or a prospectus supplement. This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 10-K/A for the year ended December 31, 2002, as amended (including Exhibit 13, our 2002 Annual Report to Shareholders, which contains our audited 2002 financial statements);

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003;

•	our Reports on Form 8-K filed January 17, 2003, February 4, 2003, March 4, 2003, April 1, 2003, April 15, 2003, June 30, 2003, July 11, 2003, July 16, 2003, October 8, 2003, October 15, 2003, October 31, 2003 (2), December 10, 2003, December 18, 2003, December 23, 2003 and January 9, 2004; and

•	the description of our common stock contained in the pre-effective amendment to our Form S-4 filed September 7, 2001.

      We further incorporate by reference all additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the date the offering of the notes is terminated. These documents contain important information about us.

      Upon request we will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference). Your requests for copies should be directed to Shareholder Services, P.O. Box 413043, Naples, FL 34101-3043, Telephone: 800-490-3951. These documents are also available at our website at www.fnbcorporation.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      Set forth below are estimates of the fees and expenses payable by F.N.B. in connection with the offer and sale of common stock hereunder:

SEC Registration Fee	$3,132
Legal Fees and Expenses	10,000
Accounting Fees and Expenses	5,000
Printing, Materials, and Postage	6,000
Miscellaneous Expenses	1,000

Total	$25,132

Item 15. Indemnification of Directors and Officers

      The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

•	a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful;

•	a transaction from which the director or officer derived an improper personal benefit;

•	in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s Articles of Incorporation; or

•	willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

      F.N.B.’s Articles of Incorporation provide that it shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (whether brought by or in the right of F.N.B. or otherwise), arising out of their service to F.N.B. to another organization at F.N.B.’s request, or because of their positions with us. The Articles further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not F.N.B. would have the power to indemnify him against such liability by law or under the provisions of this paragraph.

      F.N.B.’s Bylaws provide that to the fullest extent permitted by law, none of F.N.B.’s directors shall be personally liable for monetary damages for any action taken, or any failure to take any action.

Item 16. Exhibits.

      The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation of F.N.B. Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by FNB on June 1, 2001))

4.2	Bylaws of F.N.B. Corporation (incorporated herein by reference to Exhibit 4.2 to the Form 8-K filed by FNB on June 1, 2001)

*5.1	Opinion of James G. Orie re: legality.

15.1	Letter from Ernst & Young LLP re: unaudited financial information

23.1	Consent of James G. Orie (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of PricewaterhouseCoopers LLP

*24.1	Powers of Attorney

* Previously filed

Item 17. Undertakings

      (a) The undersigned Registrant hereby undertakes:

         (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, State of Pennsylvania, on February 9, 2004.

F.N.B. CORPORATION

By:	/s/ Stephen J. Gurgovits

Stephen J. Gurgovits, President and Chief Executive Officer (principal executive officer)

By:	/s/ Brian F. Lilly

Brian F. Lilly, Chief Financial Officer (principal financial and accounting officer)

      Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

*	Chairman of the Board	February 9, 2004

Peter Mortensen

/s/ Stephen J. Gurgovits Stephen J. Gurgovits	Director, President and Chief Executive Officer	February 9, 2004

*	Director	February 9, 2004

William B. Campbell

*	Director	February 9, 2004

Henry M. Ekker

Director

Harry F. Radcliffe

*	Director	February 9, 2004

William J. Strimbu

*	Director	February 9, 2004

Earl K. Wahl, Jr.

*	Director	February 9, 2004

Archie O. Wallace

*	Director	February 9, 2004

Robert B. Wiley

*	Director	February 9, 2004

John W. Ballantine

*	Director	February 9, 2004

Robert B. Goldstein

*	Director	February 9, 2004

John W. Rose

*By: /s/ Stephen J. Gurgovits

Stephen J. Gurgovits, Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation of F.N.B. Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by FNB on June 1, 2001))

4.2	Bylaws of F.N.B. Corporation (incorporated herein by reference to Exhibit 4.2 to the Form 8-K filed by FNB on June 1, 2001)

*5.1	Opinion of James G. Orie re: legality.

15.1	Letter from Ernst & Young LLP re: unaudited financial information

23.1	Consent of James G. Orie (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of PricewaterhouseCoopers LLP

*24.1	Powers of Attorney

* Previously filed